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                     AMENDED AND RESTATED OPINION OF COUNSEL


April 21, 1997


SAFECO Resource Series Trust
SAFECO Plaza
Seattle, WA  98185

Ladies and Gentlemen:


I have acted as counsel to the Trust in connection with filing with the Securities and Exchange Commission of Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A for the shares of each series of the Trust (the "Shares"). I have made such examination of law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the following opinion:


1. The Trust is a duly formed and validly existing business trust under the laws of the State of Delaware.

2. The Trust is authorized to issue an unlimited number of shares which have been divided into six series: Equity Portfolio, Money Market Portfolio, Bond Portfolio, Growth Portfolio, Northwest Portfolio, and Small Company Stock Portfolio.


3. The Shares, when issued pursuant to the terms, provisions and conditions set forth in the above-referenced Registration Statement relating to the Shares, will be validly issued, fully paid and non-assessable by the Trust.


I hereby consent to the filing of this opinion as an Exhibit to said Registration Statement.

Respectfully submitted,

/s/ Mark A. Chapleau
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Mark A. Chapleau